AMENDMENT TO CUSTODY AGREEMENT


                    THIS AMENDMENT TO THE CUSTODY AGREEMENT is made as of
October 16, 2006, by and between INSTITUTIONAL DAILY INCOME FUND, a
Massachusetts business trust (the "Fund"), and THE BANK OF NEW YORK, who serves as custodian for the Fund, shall be as follows:

                              W I T N E S S E T H:

                  WHEREAS, the Fund and The Bank of New York are parties to a Custody Agreement dated as of April 26, 2001 (the "Custody Agreement"), pursuant to which The Bank of New York serves as the custodian for the Fund's portfolio;
and

                  WHEREAS, the Fund and The Bank of New York desires to amend the Custody Agreement to render such custodial services to the U.S. Government
Portfolio of the Fund; and

                  WHEREAS, the Custody Agreement, as expressly amended hereby, shall continue in full force and effect.

                  NOW, THEREFORE, the parties hereby amend Exhibit A of the
Custody Agreement to read in its entirety as follows:
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

                                    EXHIBIT A

                             FUND                                    TAX ID        SIC(1)             ADDRESS
California Daily Tax Free Income Fund, Inc.                     13-3378458         MD

Connecticut Daily Tax Free Income Fund, Inc.                    13-3260093         MD

Delafield Fund, Inc.                                            13-3740311         MD

Florida Municipal Income Fund, Inc.                             13-3782972         MA BT(2)

Institutional Daily Income Fund
     U.S. Treasury Portfolio
     Money Market Portfolio
     Municipal Portfolio
     U.S. Government Portfolio

New Jersey Daily Municipal Income Fund, Inc.                    13-6957900         MD

New York Daily Tax Free Income Fund, Inc.                       13-3211746         MD

Pax World Money Market Fund, Inc.                               13-3991781         MD

Tax Exempt Proceeds Fund, Inc.                                  13-3502852         MD

OFFSHORE FUNDS:

Daily Dollar International, Ltd.                                N/A                BVI Corp.
U.S. Dollar Floating Rate Fund, Ltd.                            N/A                BVI Corp.
Daily Dollar International II, Ltd.                             N/A                Cayman Islands
                                                                                   Exempted
                                                                                   Company

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(1)      SIC: State of Incorporation
(2)      MA BT:  Massachusetts Business Trust



                  IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO CUSTODY AGREEMENT as of the day and year first above written.



                                                 INSTITUTIONAL DAILY INCOME FUND



                                                 By:/s/Rosanne Holtzer
                                                  Name:Rosanne Holtzer
                                                 Title:Secretary

                                                 THE BANK OF NEW YORK



                                                 By:/s/Richard De Sanctis
                                                  Name:Richard De Sanctis
                                                 Title:Executive Vice President
                                                       and Chief Compliance
                                                       Officer